Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-1 and the use therein of our report dated March 27, 2026, except for Note 9 and Note 10 and its impact on the financial statements, as to which date is April 29, 2026, relating to the audited financial statements of GSR V Acquisition Corp. for the periods January 1, 2026 through February 28, 2026, and July 23, 2025 (inception) through December 31, 2025, which is part of the Registration Statement. Our report contains an explanatory paragraph regarding GSR V Acquisition Corp.’s ability to continue as a going concern.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

April 29, 2026